UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

Lumber Liquidators, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33767	043229199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 John Deere Road Toano, Virginia	23168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Lumber Liquidators, Inc. (the “Company”) is party to a stock-based agreement between Thomas D. Sullivan (“Tom”), the Company’s founder and chairman, and Kevin H. Sullivan (“Kevin”), Tom’s brother and a regional manager of the Company, accounted for as a variable performance plan (the “Variable Plan”). The Variable Plan awarded Kevin the right (the “Variable Right”) to an ownership percentage of the Company’s common stock (the “Common Stock”). The Common Stock earned by Kevin under the Variable Right is to be contributed by Tom.

On December 7, 2007, Kevin filed a demand for arbitration seeking to recover the number of shares to which he alleged he was entitled under the Variable Plan and naming Tom and the Company as respondents. In accordance with the terms of the Variable Plan, the Company determined and certified that 853,853 shares of Common Stock had vested and were exercisable under the Variable Right (the “Vested Shares”). Pursuant to the terms of the Variable Plan, Tom had previously placed 1.5 million shares of Common Stock in escrow for purposes of satisfying his obligations thereunder, which obligations the Company had generally guaranteed. The Company is not a party to the escrow arrangement between Tom and Kevin.

On or about May 29, 2008, Kevin filed an Amended Statement of Claim in the arbitration where he maintained that he was entitled to more than the Vested Shares. He asserted claims against Tom and the Company for breach of contract, fraud and a violation of the Massachusetts Weekly Wage Act (the “Wage Act”). He sought transfer of the number of shares owed to him under the Variable Plan as well as treble damages, attorney’s fees and costs under the Wage Act.

In November 2008, the parties completed the arbitration proceeding.

In a ruling dated December 1, 2008, the arbitrator determined that Kevin was entitled only to the Vested Shares and denied his breach of contract, fraud and Wage Act claims against Tom and the Company. The arbitrator has ordered the escrow agent to release the escrowed shares to Tom and Kevin in amounts consistent with the arbitrator’s ruling. The arbitrator did not award costs or attorney’s fees to any party.

As a result of the arbitration ruling, the Company will reverse a fourth quarter 2007 accrual of stock-based compensation expense related to the Variable Plan, which will result in a $2.96 million reduction of stock-based compensation expense in the fourth quarter of 2008, with an offset to additional capital. This reduction of stock-based compensation expense is expected to increase net income by approximately $1.77 million, and increase fourth quarter 2008 net income per diluted common share by approximately $0.07.

For previous discussion of the Variable Plan, reference is made to the Company’s 2008 quarterly reports on Form 10-Q, its 2007 Annual Report on Form 10-K and previous public filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMBER LIQUIDATORS, INC.
(Registrant)

Date: December 4, 2008	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel